EXHIBIT 99.1

FOR IMMEDIATE RELEASE

May 15, 2019

NuScale Power and Enfission Sign MOU to Explore Use of Next

Generation Nuclear Fuel Technology

Agreement could spur new improvements in core design, performance, and levelized electricity cost of NuScale’s small modular reactor

PORTLAND, Ore.—Today, NuScale Power and Enfission, LLC, a joint venture of Lightbridge Corporation (NASDAQ: LTBR) and Framatome, announced a memorandum of understanding to explore the use of next generation nuclear fuel technology in NuScale’s small modular reactors. While NuScale’s plant design is already the most resilient nuclear reactor in the world, Lightbridge Fuel™ could spur improvements in core design, performance, and levelized costs of electricity.

“As NuScale continues making progress to bring America’s first small modular reactor to market, we are excited to begin work with Virginia-based Enfission, the industry leader in metallic fuel rod technology,” said NuScale Co-Founder and Chief Technology Officer José Reyes. “We look forward to further optimizing all aspects of our unparalleled advanced nuclear reactor design.”

Enfission is developing and commercializing next generation nuclear fuel technology that will significantly improve the economics and safety of existing and new reactors. NuScale and Enfission will collaborate on the development of research and testing programs to explore the application of Enfission’s nuclear fuel rod technology, which is well suited for NuScale’s natural circulation design. The company’s advanced fuel rod design is expected to increase core performance, extend core life, reduce refueling outages and offer reduced levelized cost of electricity.

On December 1, 2015, Framatome signed an agreement with NuScale to manufacture fuel assemblies for its SMR based on conventional ceramic uranium dioxide fuel and provide testing and analyses needed for its Nuclear Regulatory Commission design certification application. The addition of Enfission’s Lightbridge Fuel™ into the equation further solidifies this relationship and will provide future flexibility on fuel types depending on the reactor demands.

“We look forward to working with NuScale Power, with our patented metallic fuel technology contributing to NuScale’s ground-breaking progress in introducing the country’s first small modular reactor,” said Seth Grae, President and Chief Executive Officer of Lightbridge and Enfission.

NuScale’s technology is the world’s first and only SMR to undergo design certification review by the U.S. Nuclear Regulatory Commission (NRC). The NRC is scheduled to complete its review of NuScale’s design in September 2020.

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About NuScale Power

NuScale Power is developing a new modular light water reactor nuclear power plant to supply energy for electrical generation, district heating, desalination, and other process heat applications. This groundbreaking small modular reactor (SMR) design features a fully factory-fabricated NuScale Power Module™ capable of generating 60 MW of electricity using a safer, smaller, and scalable version of pressurized water reactor technology. NuScale's scalable design – a power plant can house up to 12 individual power modules – offers the benefits of carbon-free energy and reduces the financial commitments associated with gigawatt-sized nuclear facilities. The majority investor in NuScale is Fluor Corporation, a global engineering, procurement, and construction company with a 60-year history in commercial nuclear power.

NuScale is headquartered in Portland, Oregon and has offices in Corvallis, Ore.; Rockville, Md.; Charlotte, N.C.; Richland, Wash.; Arlington, Va.; and London, UK. Follow us on Twitter: @NuScale_Power, Facebook: NuScale Power, LLC, and Instagram: nuscale_power.

NuScale has a new logo, brand, and website. Watch the short video.

Media Contact:

Diane Hughes, NuScale Vice President, Marketing & Communications

dhughes@nuscalepower.com

(C) 503-270-9329

About Enfission, LLC

Enfission is a US-based 50-50 joint venture between Lightbridge Corporation (NASDAQ: LTBR) and Framatome. Enfission was established January 25, 2018 to complete the development, regulatory licensing, and commercial deployment worldwide of nuclear fuel assemblies based on multi-lobe metallic twisted fuel technology. Enfission will produce Lightbridge Fuel™ assemblies initially for operators of U.S. commercial nuclear power plants, then follow with production of Lightbridge Fuel™ assemblies for other types of reactors and for markets around the world.

www.Enfission.net

Enfission Contact:

David Waldman/Natalya Rudman

Tel. +1 855-379-9900

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